EXHIBIT 21.1

LIST OF SUBSIDIARIES1

Subsidiary	Formation Date	State of Organization
Vireo Health of Minnesota, LLC (fka Minnesota Medical Solutions LLC)	11/02/2012	Minnesota
Vireo Health of New York LLC (fka Empire State Health Solutions LLC)	02/13/2015	New York
Vireo Vaporizer Company LLC	04/23/2015	New York
MaryMed, LLC	08/18/2015	Maryland
Resurgent Biosciences, Inc. (fka Resurgent Pharmaceuticals, Inc.)	09/09/2016	Delaware
Vireo Health of New Jersey, LLC (fka Vireo Health of North Dakota, LLC)	08/07/2017	Delaware
1776 Hemp, LLC	11/06/2017	Delaware
Vireo Health of Puerto Rico, LLC	06/26/2018	Delaware
Vireo Health de Puerto Rico LLC	10/24/2018	Puerto Rico
Xaas Agro, Inc.	06/14/2016	Puerto Rico
Vireo Health of Nevada I, LLC	10/11/2018	Nevada
Vireo Health of Arizona, LLC	11/16/2018	Delaware
Elephant Head Farm, LLC	05/11/2016	Arizona
Retail Management Associates, LLC	12/15/2015	Arizona
844 East Tallmadge LLC	11/22/2018	Ohio
Vireo Health of Massachusetts, LLC	01/29/2019	Delaware
Verdant Grove, LLC	Initial formation on 03/21/2019 (DE), later converted to MA on 03/21/2020	Delaware, but converted to Massachusetts on 3/21/2020
Mayflower Botanicals Inc.	Initial formation on 07/27/2015 (MA), later converted to For Profit 11/16/2018	Massachusetts, but converted to For Profit 11/16/2018
Vireo Health of New Mexico, LLC	02/04/2019	Delaware
Vireo Health of Missouri, LLC	06/27/2019	Delaware

1 In addition, Vireo is affiliated with the following entities: Arizona Natural Remedies, Inc. (Non-Profit Affiliate Managed by Retail Management Associates, LLC); Ohio Medical Solutions, Inc. (Affiliate); Dorchester Management, LLC (Affiliate); Red Barn Growers (Non-Profit Affiliate Managed by Vireo Health of New Mexico, LLC); New York CannaCare Corporation (Non-Profit Affiliate Managed by Vireo Health of New York, LLC)